Exhibit 99.1

IIOT-OXYS INC. SIGNS MASTER SERVICE AGREEMENT WITH A LARGE INTERNATIONAL PHARMACEUTICAL COMPANY TO APPLY ITS INTELLIGENT EDGE IIOT SOLUTIONS FOR MANUFACTURING OPERATIONS.

CAMBRIDGE, MA / ACCESSWIRE / October 3, 2018 / IIoT-OXYS, Inc. (OTC PINK: ITOX) announced today that it has signed a Master Service Agreement (MSA) with a major international pharmaceutical company with offices around the globe including Cambridge, MA. The first task order under this agreement is for the application of Intelligent Edge IIOT solutions to process equipment used in various manufacturing lines. The work will be conducted both in North America as well as sites worldwide.

Cliff Emmons, CEO of IIOT-OXYS, explains that “we are tremendously pleased with the trust this particular client has placed in us as exhibited by the signing of this Master Service Agreement. This is a significant vote of confidence by a company with its own outstanding internal technical resources. The first phase of this work will be to comprehensively understand current production issues and to thoroughly chart a course of action. We will then deploy a demo project in close collaboration with their internal technical experts, which will logically suggest a migration path to other equipment at other locations. We are pleased to help this customer solve real problems on real production equipment for the safe, reliable and cost-effective production of high quality pharmaceutical products worldwide.”

Karen McNemar, COO of IIOT-OXYS added that “we are honored to be of service to this client. We expect these early phases of work to yield a series of tasks under the Master Service Agreement that could individually be in the five to six figure range depending on complexity and scope. More importantly, we are committed to becoming a reliable, trustworthy long-term supplier to this customer as well as to the biomedical, pharmaceutical, and medical device industries in general. Our Cambridge, MA location affords us outstanding accessibility to such customers as all the major multinational firms in these industries have offices, research labs, or in some cases even production sites in and around Cambridge and Boston, MA.”

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cliff L. Emmons

CEO

IIoT-OXYS, Inc.

contact@oxyscorp.com

www.oxyscorp.com

www.herelab.io

SOURCE: IIOT-OXYS, Inc.